UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 20, 2017

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Item 8.01	Material Impairments Other Events

On October 20, 2017, the board of directors of Trinity Capital Corporation (the "Company") and the board of directors of the Company's wholly-owned subsidiary, Los Alamos National Bank (the "Bank"), concluded that the Bank should make certain payments to the Trinity Capital Corporation Employee Stock Ownership Plan (the "ESOP") in order to restore participants' accounts.  The Bank sponsors the ESOP for the benefit of the Bank's employees.  Under the rules that govern the ESOP, the fiduciaries of the ESOP are required to obtain an annual independent valuation of the Company's common stock, in which the ESOP is primarily invested.  The valuations for 2011 and 2012 (the "Original Valuations") were conducted based on the Company's audited consolidated financial statements for the years ended December 31, 2010 and 2011, which have since been restated, as first disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (the "Commission") on December 12, 2014, and in subsequent periodic reports filed with the Commission.

During 2011 and 2012, the ESOP purchased certain shares of the Company's common stock from The Delle Foundation and paid distributions to former employees, all based on the Original Valuations.  At the time of such purchases, The Delle Foundation owned more than 10% of the outstanding shares of common stock of the Company.   Following the restatement of the Company's consolidated financial statements for the years ended 2010 and 2011, the ESOP obtained new independent valuations based on such restated financial statements (the "Restated Valuations").  The Restated Valuations reflected a substantial decrease in the value of the Company's common stock for 2011 and 2012 compared to the Original Valuation.  The difference between the amounts paid by the ESOP based on the Original Valuations and the amounts that would have been paid based on the Restated Valuations equals approximately $700,000 in the aggregate.

The boards of directors of the Company and the Bank believe it to be in the best interest of the ESOP participants, the Company and the Bank to restore the ESOP to the position it would have been in if the payments had been made based on the Restated Valuations.  The Bank, along with the ESOP Trustee, have begun taking steps to provide the restorative contribution to the ESOP, which is expected to consist of the approximate $700,000 difference described above plus approximately $241,000 of accrued interest, for an aggregate payment by the Bank to the ESOP of approximately $941,000.  This cost is expected to be reflected in the Company's consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended September 30, 2017.

In addition, the Company reached a preliminary conclusion on October 20, 2017 that it expects to record an additional valuation allowance at September 30, 2017 with respect to its deferred tax asset.  A deferred tax asset or liability is recognized to reflect the net tax effects of temporary differences between the carrying amounts of existing assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.  A valuation allowance is established when it is more likely than not that all or a portion of a net deferred tax asset will not be realized.  The balance in the valuation allowance at June 30, 2017 was $1.5 million.  In evaluating its deferred tax asset at September 30, 2017, the Company believes it may be more likely than not that an additional portion of the Company's federal and state income taxes and tax credit carryforwards would expire unrealized.  Accordingly, the Company expects to increase its deferred tax asset valuation at September 30, 2017 by a $900,000 charge to income tax expense, which would result in a valuation balance of $2.4 million.

Finally, the Company previously announced the implementation of its strategic plan designed to reduce costs and improve efficiencies throughout the organization, resulting in a reduction in workforce of approximately 10%.  For more information, please refer to the Company's Current Report on Form 8-K filed with the Commission on October 13, 2017 and the letter attached thereto as Exhibit 99.1.  The Company has reached a preliminary conclusion that it expects to record costs associated with this staff reduction of $390,000.  These costs are expected to be recognized in the Company's consolidated financial statements for the fourth quarter of 2017 and the first quarter of 2018.

The Company continues to devote internal and external resources to improving the Company's financial condition and results of operations.  The Company believes it is making progress on these fronts; however, there can be no assurance that additional costs related to the Company's restatement of its financial statements or remediation of its material weaknesses will not be incurred in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: October 23, 2017	By:	/s/ John S. Gulas
John S. Gulas President and Chief Executive Officer